Exhibit 10.6

FIBROGEN, INC.

Insider Trading and Trading Window Policy

Amended and Restated as of November 2021

Because our stock is publicly traded, you must comply with the provisions of U.S. federal and state securities laws and our policies. During the course of your relationship with FibroGen, Inc. (“FibroGen”), you will learn information about us that is not publicly known. It is illegal for you to buy or sell our stock or the stock of companies working with FibroGen on the basis of material, non-public information. It is also illegal for you to pass such information on to others who use it to buy or sell our stock.

Covered Persons

This policy applies to all directors, officers, employees, consultants, and contractors of FibroGen. This policy also applies to all family members and other household members of those covered by this policy and all companies controlled by those covered by this policy.

Statement of Policy

This policy prohibits not only illegal activities but also other trading activities that may not be illegal. These additional restrictions are designed to protect both you and us from even the appearance of improper activity. Our policy is as follows:

1.
You may not trade our stock while you possess information about FibroGen that is both material and non-public. Material information is information that a reasonable person would consider important in deciding whether to buy or sell our stock. For example, material information may include (but is not limited to) financial results, merger or acquisition news, regulatory approval, clinical data, joint venture developments, litigation filings or results, governmental actions, or key personnel hires or departures. Non-public information is information that has not been announced publicly, such as by press release, conference call, public filing, or similar means of public dissemination. You must wait until after two full trading days have elapsed after the information is publicly announced before you can trade. For the purposes of this policy, one “full trading day” is the entire period of time, during a calendar day, in which the stock exchange (on which FibroGen’s capital stock is then listed) is open for trading. For example, if the information is publicly announced late on a Tuesday, you cannot trade until Friday. In addition, you are not allowed to buy or sell stock during any “blackout” period announced by FibroGen.
2.
You may not discuss material, non-public information about FibroGen with anyone outside FibroGen. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of FibroGen).

3.
You may buy or sell our stock only when the trading window period is open and when you do not possess material, non-public information about FibroGen. If you are a FibroGen director, officer, or employee with a title of Executive Director or higher, or are otherwise so informed by FibroGen, you must also receive approval prior to engaging in transactions in FibroGen’s stock, as described in paragraph 4 below. Trading window periods are those periods of time during which directors, officers, employees, contractors, and consultants can potentially trade our stock, so long as they are not in possession of material, non-public information. At these times, the “window” is said to be “open.” Our “window period” opens after two full trading days have elapsed after the public dissemination of FibroGen’s annual or quarterly financial results and closes after the last trading day of the quarter. In addition, from time to time we may inform personnel that the window is “closed.” This type of announcement is generally made via email. You may not trade when the trading window is closed, even if you don’t possess any material, non-public information.
4.
In addition to the requirements of paragraph 3 above, if you are a FibroGen director, officer, or employee with a title of Executive Director or higher, or are otherwise so informed by FibroGen, you may not engage in any transaction in FibroGen’s securities, including any purchase or sale in the open market or other transfer of beneficial ownership, but not including an exercise of options (which does not include a simultaneous sale of stock or cancellation of options), without first obtaining pre-clearance of the transaction from the head of Legal (a “Clearing Officer.”) Furthermore, no person subject to this policy may hold FibroGen securities in a margin account or engage in any transaction in FibroGen securities that would constitute a loan or pledge without first obtaining pre-clearance of the transaction from a Clearing Officer. In the event that a Clearing Officer is unable or unavailable to act in this capacity, the responsibility may be temporarily delegated to another senior person in legal or finance designated in writing by such Clearing Officer. You must submit your transaction(s) for pre-clearance at least two full trading days in advance of the proposed transaction. The Clearing Officer or his delegate will then determine whether the transaction may proceed and the time period for which such pre-clearance applies, and, if required, will coordinate FibroGen’s assistance in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any, in compliance with any Section 16 policy that FibroGen has in place at that time. Pre-cleared transaction(s) not completed prior to pre-clearance expiration must be canceled and new pre-clearance shall be required to subsequently complete such transaction(s) under the provisions of this paragraph. FibroGen may, at its discretion, shorten such period of time.
5.
You may not trade derivative securities of FibroGen at any time. Derivative securities are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee stock options, which are not derivative securities.
6.
Notwithstanding Section 4 of this policy, you may not engage in hedging or short selling of our securities. Selling short includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing. Purchasing our securities on margin is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.
7.
You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards, or social media forums on the Internet concerning the activities of FibroGen or other companies with which FibroGen does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Legal department and Finance department.
8.
You may never recommend to another person that he or she buy, hold, or sell our stock.
9.
The restrictions above also apply to transactions in the stock of other companies, to the extent you have learned material, non-public information about these companies as a result of your role with FibroGen.

The only exceptions to this policy are specifically noted below. Trading activities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or that are small transactions are not exempted from this policy. The insider trading laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Rule 10b5-1 Plans

Notwithstanding the prohibitions above, directors, officers, and employees may establish written programs pursuant to Rule 10b5-1(c) of the Securities Exchange Act of 1934, which permit (a) automatic trading of our stock according to set criteria or (b) trading of our stock by an independent person (such as an investment bank) who is not aware of material, non-public information. So long as the program is properly established, trading pursuant to a program may occur even at a time outside of our “window period” or when the plan participant is aware of material, non-public information. Each form of the program must be reviewed and approved by the Legal department and Finance department on behalf of FibroGen, solely to confirm compliance with the guidelines set forth herein. FibroGen will not review or pre-approve the trading specifics of any program, only the form of the program itself. These programs may only be established and subsequently amended at a time when the plan participant is not aware of material, non-public information.

Once the program is prepared and becomes effective, it cannot be changed or deviated from except (a) with notice to our Legal department and Finance department, (b) in full compliance with the requirements of the program guidelines, and (c) at a time when the plan participant is permitted to trade in our stock under the guidelines set forth herein. Furthermore, at the discretion of FibroGen, the terms of such a program may be disclosed to the public through a press release, by placement on our website, or through other means to be determined by FibroGen.

Consequences of Violations

Violations of either the insider trading laws or this policy are extremely serious matters. The U.S. Securities and Exchange Commission and the stock exchanges monitor stock trading and routinely investigate suspicious activity. The penalties for violating the insider trading laws are severe (including fines and imprisonment), and even having to respond to an investigation can result in significant legal expenses and unwanted negative publicity for both you and FibroGen.

In addition, violation of this policy may result in severe personnel action, up to and including termination of your employment or other relationship with us.

Additional Information and Questions

If you have any questions about any aspect of this policy, you are encouraged to contact our head of Legal. You may also refer to the “Frequently Asked Questions” attached to this policy.

FIBROGEN, INC.

Insider Trading and Trading Window Policy

Frequently Asked Questions

10.
What is insider trading?

A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material, nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material, nonpublic information and you trade, you have broken the law.

11.
Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.

12.
What is material, nonpublic information?

A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond, or other security. This could mean many things – financial results, potential mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public.

13.
Who can be guilty of insider trading?

A: Anyone who buys or sells a security while in possession of material, nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at FibroGen; if you know something material about the value of a security that not everyone else knows, regardless of who you are, you can be found guilty of insider trading.

14.
Does FibroGen have an insider trading policy?

A: Yes. The policy is attached to this FAQ.

15.
What if I work in a foreign office?

A: There is no difference. The Insider Trading and Trading Window Policy and the law apply to you. Because our common stock trades on a United States securities exchange, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission (the SEC, a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA, a private regulator that oversees U.S. exchanges) routinely investigate trading in a company’s securities conducted by internationally-based individuals and firms. In addition, as a FibroGen employee, our policies apply to you no matter where in the world you work.

16.
What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A: That is called “tipping.” You are the “tipper,” and the other person is called the “tippee.” If the tippee buys or sells based on that material, nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material, non-public information about FibroGen with anyone outside FibroGen, including spouses, family members, friends, or business associates. This includes anonymous discussions on the Internet about FibroGen or companies with which FibroGen does business.

17.
What if I don’t tell them the information itself, but I just tell them whether they should buy or sell?

A: That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold, or sell our common stock or any derivative security related to our common stock.

18.
What are the penalties if I trade on inside information or tip off someone else?

A: Anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.

19.
What is “loss avoided?”

A: If you sell a common stock or related derivative security before the negative news is publicly announced and as a result of the announcement, the stock price declines, you have avoided the loss caused by the negative news.

20.
Am I restricted from trading securities of any companies except FibroGen (for example a customer or competitor of FibroGen)?

A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material, nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material, nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at FibroGen, you sometimes obtain sensitive, material information about other companies and their business dealings with FibroGen.

21.
So if I don’t trade FibroGen securities when I have material, nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

22.
If I am aware of new product or service developments that have not been announced to the public, do I possess material, non-public information?

A: In most circumstances, FibroGen does not consider new product and service developments to be material information that would require the closing of the trading window with respect to those individuals who are aware of these developments. However, there are circumstances where a new product or service in development or issues with respect to current or past products or services could be so significant that it constitutes material, non-public information. In these circumstances, you will be notified by email if the trading window is closed for you.

23.
So when can I buy or sell my FibroGen securities?

A: According to our policies, if you have material, nonpublic information, you may not buy or sell our common stock until the third trading day after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material, nonpublic information, you may not trade in our common stock during any trading “blackout” period. Trading blackout periods may be announced by email.

24.
What steps do I need to follow before engaging in any transaction in FibroGen securities if I am an officer, director, or employee of FibroGen?

A: According to our policies, all officers, directors, and employees with a title of Executive Director or higher, and employees who are otherwise so informed by FibroGen, must obtain pre-clearance of any transaction from FibroGen’s head of Legal (a “Clearing Officer”) two trading days in advance of the proposed transaction. The Clearing Officer or his delegate will then determine whether the transaction may proceed, the time period for which such clearance applies and, if required, will coordinate FibroGen’s assistance in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed prior to pre-clearance expiration shall require new pre-clearance under the provisions of this paragraph. FibroGen may, at its discretion, shorten such period of time.

25.
If I have an open order to buy or sell FibroGen securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?

A: No. If you have any open orders at the time the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.

26.
Am I allowed to trade derivative securities of FibroGen? Or short FibroGen common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly-traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee stock options, which are not derivative securities.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.

27.
Why does FibroGen prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.

28.
Can I purchase FibroGen securities on margin or hold them in a margin account?

A: Under our policies, you may not purchase our common stock on margin.

You may not hold our common stock in a margin account without advance approval from a Clearing Officer.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

29.
Why does FibroGen prohibit me from purchasing FibroGen securities on margin or, potentially, from holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had insider information and you could not or did not supply other collateral, you and FibroGen could be subject to litigation based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material, nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and are therefore responsible for the sale.

30.
Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material, nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.

31.
Am I subject to the trading blackout period if I am no longer an employee of FibroGen?

A: It depends. If your employment with FibroGen ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with FibroGen ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave FibroGen, you should not trade in FibroGen securities if you possess material, non-public information. That restriction stays with you as long as the information you possess is material and not released by FibroGen.

32.
Can I gift stock while I possess material, nonpublic information or during a trading blackout period?

A: You may not make gifts of our securities to persons or entities not under your control, whether to charities, to a trust, or otherwise when you possess material, nonpublic information or during a trading blackout period.

33.
What if I purchased publicly-traded options or other derivative securities before I became a FibroGen employee (or contractor or consultant)?

A: The same rules apply as for employee stock options. You may exercise the publicly-traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material, nonpublic information. When you become a FibroGen employee, you must report to our Finance department that you hold such publicly traded options or other derivative securities.

34.
May I own shares of a mutual fund that invests in FibroGen?

A: Yes.

35.
Are mutual fund shares holding FibroGen subject to the trading blackout periods?

A: No. You may trade in mutual funds holding our common stock at any time.

36.
May I use a “routine trading program” or “10b5-1 plan”?

A: Yes, subject to the requirements discussed in our Insider Trading and Trading Window Policy. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact the Legal department and Finance department for approval.

37.
What happens if I violate our insider trading policy?

A: Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with FibroGen. In addition, you may be subject to criminal and civil enforcement actions by the government.

38.
Who should I contact if I have questions about our insider trading policy?

A: You should contact our Legal department or Finance department.